UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549-1004

FORM 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15 (d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of report
(Date of earliest event reported)  February 17, 2006

MICRO COMPONENT TECHNOLOGY, INC.

(Exact name of registrant as specified in its charter)

Minnesota	0-22384	41-0985960
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2340 West County Road C, St. Paul, Minnesota 55113
(651) 697-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01                                  Entry Into A Material Definitive Agreement.

On March 9, 2004, we completed a $5.0 million financing transaction with an institutional lender, Laurus Master Fund, Ltd. (“Laurus”), secured by all of the assets of the Company.  The financing included a $3.0 million working capital line of credit and a $2.0 million long-term note.  The notes were partially convertible into shares of our common stock.  In connection with the transaction, we issued to Laurus a seven-year warrant to purchase 400,000 shares of common stock at exercise prices ranging from $2.30 to $2.88 per share.  The secured loan in existence at that time with a prior lender was terminated.

On January 28, 2005, we completed an amendment to the financing agreement with Laurus to defer payments on the long-term convertible note.  As part of this amendment, the conversion prices on both notes were reduced.  We also issued Laurus at that time a seven-year warrant to purchase 150,000 shares of common stock at $.67 per share.

On April 29, 2005, we completed another financing transaction with Laurus in which we borrowed an additional $2.5 million, and which was convertible into shares of common stock.  We also issued Laurus at that time an option to purchase 2,556,651 shares of common stock at an exercise price of $.01 per share.  We received net proceeds of approximately $2.4 million at the closing.

On February 17, 2006, we again restructured the financing with Laurus, and increased the total maximum secured indebtedness with Laurus to $9.25 million.  The restructured financing now includes a $5.25 million term note.  Interest is payable monthly on the term note at the prime rate plus 2.5%.  Beginning 360 days after closing, we are required to make monthly payments equal to 1/60th of the principal amount until three years after the closing, at which time the entire remaining principal and accrued interest is due and payable in full.  The note is non-convertible.  In addition to the $5.25 million note, the working capital line of credit was increased from $3.0 million to $4.0 million, and made non-convertible.  The note is payable in full on March 8, 2008.  Interest is payable monthly on the note at the prime rate plus 2.5%.  The existing $1.2 million over-advance in excess of the borrowing base on the working capital line of credit was extended until April 30, 2007.  However, commencing on December 1, 2006, the over-advance is to be reduced by $200,000 each month.  The Company also issued Laurus a 10-year option to purchase 2,500,000 shares at an exercise price of $.01 per share.  The shares issuable upon exercise of the option have standard registration rights.

ITEM 3.02                                  Unregistered Sales of Equity Securities.

As part of the restructuring with Laurus, the Company issued Laurus a 10-year option to purchase 2,500,000 shares of common stock at an exercise price of

$.01 per share.  The issuance was exempt from registration under Rule 506 of the Securities and Exchange Commission because Laurus is an accredited investor, there was no general solicitation or advertising by the Company, and the securities are subject to certain transfer restrictions.

ITEM 9.01                                  Financial Statements And Exhibits.

(d)                                                         Exhibits

10.1                                                   Security and Purchase Agreement with Laurus Master Fund, Ltd. dated February 17, 2006.

10.2                                                   Secured Non-Convertible Revolving Note with Laurus Master Fund, Ltd. dated February 17, 2006.

10.3                                                   Secured Non-Convertible Term Note with Laurus Master Fund, Ltd. dated February 17, 2006.

10.4                                                   Common Stock Purchase Warrant with Laurus Master Fund, Ltd. dated February 17, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 24, 2006	MICRO COMPONENT TECHNOLOGY, INC.

	By:	/s/ BachThuy T. Vo
BachThuy T. Vo , Interim Chief Financial Officer

EXHIBIT INDEX

Ex. No.	Description

10.1	Security and Purchase Agreement with Laurus Master Fund, Ltd. dated February 17, 2006.

10.2	Secured Non-Convertible Revolving Note with Laurus Master Fund, Ltd. dated February 17, 2006.

10.3	Secured Non-Convertible Term Note with Laurus Master Fund, Ltd. dated February 17, 2006.

10.4	Common Stock Purchase Warrant with Laurus Master Fund, Ltd. dated February 17, 2006.